EXHIBIT 99.2

American Eagle Outfitters, Inc.
Fourth Quarter 2007
Conference Call Transcript dated March 12, 2008

Operator

Greetings, ladies and gentlemen, and welcome to the American Eagle Outfitters fourth quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan, you may begin.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer, AE brand. Joining us from a separate location is Susan McGalla, President, Chief Merchandising Officer. If you need a copy of our fourth quarter press release, it is available on our website, AE.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements, based on information which represents the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our Quarterly and Annual Reports filed with the SEC. Following our prepared remarks today, we will take questions until approximately 9:55.

Now I will turn the call over to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Judy. Well, it is not news that the fourth quarter was generally challenging across the retail industry, however, I am pleased that we managed well through a difficult environment, and importantly, we kept an eye toward the future, and we made critical investments in our growth initiatives.

Before I move on to 2008, I would like to quickly review a few key 2007 highlights. Despite a difficult second half, we had a number of accomplishments in 2007. Total sales reached a record $3 billion. We achieved an annual operating margin of 19.6% on a 1% comp. Our AE Men's business performed extremely well throughout the year. Gross square footage increased 10%, and we continued to see very strong new store productivity, with the latest group of stores producing a 65% ROI after tax in the very first year.

Our remodeling program demonstrated outstanding returns, with a payback on investments of 16 months. During 2007, we continued the expansion of aerie by American Eagle. Our standalone stores are demonstrating strong early performance, with the majority of the stores trending to $400 in sales per square foot. And importantly, aerie leverages across all segments of the infrastructure.

Looking ahead, here are some actions we are taking to help navigate through near-term challenges, and strengthen our operations for the long-term. We entered 2008 with inventory down 5% per foot. We consistently managed to quick inventory turns, and maintained flexibility through our trigger strategy, which allows us to respond to a change in our sales trends. But going forward, we will take a more conservative position on our initial buys.

We initiated an expense management program, which is ongoing and very comprehensive, and we expect to realize a number of cost savings. Over the past year, I have spoken about our supply chain initiatives and the implementation of new systems. We continue to see benefits from operational improvements. An example, we expect to gain efficiencies through our new global in-transit tool, which will enable us to manage the flow of goods more precisely with greater flexibility, thus receiving inventory closer to need.

Additionally, we are targeting modest improvements in our air to ocean freight mix. Our early implementation of tools and new technology has enabled us to achieve the level of operating performance that we have delivered over the past several years. We continue to expect additional benefits to our business. A few of the latest projects include a new point of sale system, size profiling, and advanced store replenishment, which we will address in greater detail later in 2008.

We entered 2008 with a strong cash flow position and a solid balance sheet with zero debt. Our excellent financial position enables us to pursue our long-term initiatives. Joan will update you on our auction rate securities. We are committed to the expansion of our brands, and positioning our Company for the future growth. In 2006, in 2007, and continuing into 2008, we made significant investments in our infrastructure. This included new headquarters, a new data center, and expanded distribution facilities.

Last year, we also successfully moved our eCommerce fulfillment in-house. These projects were critical in preparing the Company for it's expected growth across all brands. As we enter 2008, we have a number of opportunities. Most importantly, within the AE brand, and we are focused on Women's. This is the largest contributor to both sales and margin and represents the greatest potential for growth.

Based on strong results, aerie will move ahead with approximately 70 new store openings in 2008. This pace of growth is appropriate and achievable with the teams we have in place. Our eCommerce business is a significant area of growth and focus for us. In 2007, AEO Direct delivered $240 million in sales, achieving a 30% increase over the previous year. This is a highly profitable channel for us, with tremendous efficiencies of scale.

Our focus is on strengthening the shopping experience at AE.com and aerie.com. And next month, we will launch the MARTIN + OSA eCommerce website. As it relates to 77kids, we will open this holiday, leveraging our eCommerce operation first, with bricks and mortar following in late 2009. The online launch of 77kids will enable us to gather broad information on styling and sizing, while establishing an immediate global presence.

Now regarding our outlook, we expect the first half of this year to remain challenging. With that said, we see greater opportunities in the second half of the year, based on refinements within our merchandise assortments and our marketing strategies. We are doing everything possible to strengthen our business and operations, control inventory investments and expenses, while prudently pursuing future growth.

Now I will turn the call over to Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Thanks Jim, and good morning everyone. In 2007, we managed the business with discipline, and responded to needed improvements and emerging trends. Despite a difficult selling environment, particularly in the second half of the year, several areas within the AE brand performed well. Men's demonstrated strength across the board. In Women's, sweaters, layering knits and fleece were strong. The most challenging categories were accessories, tees, and bottoms.

We are not satisfied with the performance of Women's, and we are focused on driving improvement. Let me assure you that this is my #1 priority. We are making adjustments in major areas this year to improve the Women's business, sustain the momentum in Men's, and further elevate the AE brand overall. We will focus on three areas. Value, key items, and trend point of view. Now let me talk about each.

Number one, the AE value message. You will see an increased focus on building awareness of AE's strong value position. The predominance of the value message from the lease line, to in-store, to online. This is one of our key differentiators in the marketplace. For AE, value is about broad accessibility at our opening price points. For example, $15.50 graphic tees and $29.50 AE jeans. We then offer comparable value at each tier within our collections. We are committed to the value/quality equation within our brands.

Number two, key item presentation, this will be an even stronger focus in our destination businesses, such as knits, denims, sweaters, and fleece. Additionally, there will be a better balance between fashion essentials and fashion-forward in our assortments. You will see a more consistent presence of big ideas, executed in every floor set. For example, this spring, we are offering our AE favorite tee in 15 color choices, with a high impact in-store presentation.

Number three, trend point of view, our design and merchant teams are now working more closely together, to identify the best interpretation of trends and big ideas for the AE brand and for our customers. We are encouraged by how trends are evolving. For example, a softer, cleaner influence is emerging, and shapes are coming in closer to the body, which resonates extremely well with the AE brand and lifestyle.

Now, let's look at our current business in early spring. Although the environment remains challenging, customers are continuing to respond to essential items, including graphic tees, polos and hoodies in Men's and Women's, and layering tanks in Women's.

I would like to address the slowdown in Women's bottoms, to which denim is a contributor. We are in the midst of a denim fashion cycle change. Capri and pedal length styles are downtrending, in addition to silhouette changes in 5-pocket jeans. We began to address this last September in preparation for Back-to-School 2008. While we continued to run a regular price business through last quarter, we are now exiting the current denim assortment, to make way for 100% newness for Back-to-School.

From a marketing perspective, Spring is an exciting time for our AE customer. Again this year, we have a strong AE Spring Break presence in Cancun, Mexico. We are also at the forefront of an emerging trend of alternative and environmentally focused Spring Break vacations. Our customers will experience AE Spring Break online at AE.com, and also through in-store TV programs.

Moving on to aerie by American Eagle, we are pleased that our girl is responding favorably to aerie, as a destination and standalone brand. The power of aerie is alive in it's strong connection and heritage with the AE brand, which we will continue to leverage as we build the aerie business. Bras in particular are a very strong destination category. Our latest is the Lucy T-shirt bra that's smooth and seamless, available in six colors. Our newest undie fits include a 2-string bikini and a low-kini. Look for continued newness in bras and undies throughout the year, as well as our line of personal care products and fitness collection, aerie fit. There is a great deal of opportunity and growth potential ahead for this brand.

And now, MARTIN + OSA. Here our focus is on product, traffic, and conversion. The spring assortment exhibits the positive changes in leadership over the last several months. Our Women's assortment is more feminine. There is a better use of color across the board, and more value at each tier of the assortment.

In February, our brand message of color and cashmere was well received. In addition, we have improved the product fit across all categories. Customers are responding positively, as we are seeing encouraging improvements in conversion this season. On the marketing front, we are focused on driving traffic to the stores. Our 2008 marketing plan includes direct mail and e-mail campaigns, loyalty incentives, and targeted print advertising.

Importantly, as Jim stated, we are pleased to be launching the MARTIN + OSA eCommerce site later this month. This broadens our accessibility and significantly increases the visibility of the MARTIN + OSA brand. The message that I want to leave you with today is that the AEO merchandising and design teams are aggressively pursuing opportunities within our assortments. At the same time, we are committed to our culture of innovation, and to creating the best product and lifestyle experience for our customers. We are confident in this portfolio of brands, and in our success over the long-term.

Now I will turn the call over to Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thank you, Susan, and good morning everyone. I would like to start out with a few highlights of the fourth quarter, before I move into our view of the first quarter. We achieved a 21% operating margin in a tough retail environment. We leveraged SG&A expenses by 50 basis points on a negative 2% comp. We cleared through Fall and Holiday inventory, and entered Spring with inventories at cost per foot down 5%. And we bought back $195 million of stock in the quarter, bringing the annual total to $438 million.

Now let me take you through some of the key points of the quarter. Comparable store sales declined 2%, up against a 14% increase for the same period last year. The AE brand comp performance reflected a decline in traffic, resulting in lower transactions per store. However, the transaction value increased, driven by a higher average unit retail price. The higher AUR resulted from the performance in certain merchandise categories, and higher pricing realized in our January clearance business.

Now turning to gross margin, our rate of 45.7% was a decrease of 220 basis points. Within merchandise margin, a higher initial mark-up partially mitigated the increase in markdown. Also within gross margin, BOW increased 140 basis points. Rent was higher at the rates of sales, due to negative comp store sales, new store openings, and the extra week in the fourth quarter of last year. We also experienced higher delivery costs, primarily related to direct fulfillment.

SG&A total dollars were essentially flat compared to last year. On a negative comp, selling, general and administrative expenses leveraged 50 basis points, primarily due to lower incentive compensation expense. Supplies were also lower as the rates of sales. Professional services were higher, while most other expenses were either flat or increased slightly as the rates to sales.

Looking at our tax rate for the fourth quarter, the effective rate declined to approximately 36%. This is the result of one-time favorable filing positions and audit settlements. For the first quarter, we expect a 38% effective tax rate.

Now moving on to our balance sheet, we ended the year with a total cash and investment balance of $786 million, including approximately $418 million of investments in auction rate securities. Since year end, we have reduced our position in auction rate investments to $372 million. We have a current cash balance of $368 million. Given our strong cash flow, we expect to fully fund ongoing operations, as well as capital plans related to our growth initiative.

Inventory, excluding the direct business, decreased 5% on a cost per square foot basis at the end of the fourth quarter. Looking ahead, we expect first quarter ending inventory to be down in the high-single digits at cost per foot. Now, based on our current sales trends, we are tightening our initial buys, and will continue to leverage our trigger strategy to maintain flexibility. For example, our second quarter inventories are planned down, in the low-double digits on a cost per foot basis. And until we see a change in business trend, we will continue with this approach.

In 2007, capital expenditures totaled $250 million, and were primarily related to store growth and renovations, headquarters, and distribution centers. In 2008, we continue to expect capital expenditures in the range of $250 to $275 million. Roughly half of this amount relates to new and remodeled stores, which deliver strong returns on investment. The balance of fiscal 2008 capital spend relates to our home office, distribution centers, IT initiatives to support AEO Direct, and brand growth. We expect our major capital spending on critical infrastructure to be completed in 2008.

Now let's talk about first quarter expectations. As we announced last week, our first quarter earnings guidance is $0.25 to $0.27 per share. Clearly this is well below our planned start of 2008. Now, let me tell you why.

First of all, we anticipated a better response to our new Spring assortment, and a stronger business trend. Our first quarter guidance assumes a continuation of the negative comp trend that we saw in February, and because of this, we expect a higher markdown rate compared to last year. Roughly half of the increased markdown rate relates to the business trend in denim, as Susan discussed.

As we look at the remainder of the year, we are very focused on improving top line performance, yet importantly, we are taking a disciplined approach on inventory investments, until we see a sales improvement. Additionally, controlling expense is a critical, ongoing initiative. We are addressing all operating costs through a comprehensive cost reduction initiative. For example, within store payroll, we are streamlining store activities, and eliminating complexities, with the end result, a better customer experience, and cost reduction.

Also, we continue to make progress on our non-merchandise procurement initiatives. The impact of these initiatives will begin to be felt in the second quarter, which we expect will enable us to leverage on a flat comp for the annual period of 2008. So while the first quarter is below our expectations, we are more focused than ever on strengthening our business, and driving efficiencies and improvements everywhere possible.

And now I would like to turn the call back to Jim.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thank you, Joan. Before we take questions, I would like to leave you with this. We have a number of strengths at American Eagle. We have a very strong customer connection, well-positioned brands, consistent operational disciplines, and we are early adopters of technology. We have excellent real estate, and most importantly, we have outstanding people. However, we also face a number of challenges. Some relate to the external retail environment, and some unique to us. We have outlined them for you today.

You can be assured that we are on top of our priorities. The environment is unpredictable right now, as stated previously. We have the strength and the wherewithal to ride out rough times, and we remain committed to driving strong profitability and growth for the long-term.

Now we will take a few questions.

Operator

Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Brian Tunick with JPMorgan. Please proceed with your question.

Brian Tunick - JPMorgan - Analyst

Thanks. Question for Susan, I guess the entire Juniors category has been really struggling now for over a year. So just curious, do you think it is mostly the victim of success over the past couple of years that have been very strong, or just lack of newness? Can you maybe address sort of what you think is happening out there?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay, sure, Brian. First of all, we are very realistic that the overall environment's difficult and I certainly wouldn't want to venture to forecast specifically on external factors. We are very aware of them and we are running a very disciplined, somewhat conservative inventory model, until we see that open up.

But I would tell you that I think that our best efforts can be focused internally on what we are doing with our assortments, and we are pleased with many aspects and we have some things that are showing improvement, women's tops are showing improvement.

Men's strength, I continue to be really so proud of that team as they continue to do a great job and continue to innovate. So we just really, I think underscored with everything the need to focus on our own business, do the things that I talked to you about in my prepared remarks, and we feel very, very encouraged by the future and long-term of the AE brand.

Operator

Our next question comes from the line of Michelle Clark of Morgan Stanley. Please proceed with your question.

Michelle Clark - Morgan Stanley - Analyst

Good morning. Can you give us an idea how EPS dilutive MARTIN + OSA was in the fourth quarter, and what we should anticipate for fiscal year '08?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Joan?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Sure, Michelle. EPS in fiscal 2007 actually came in at the better end of our range. It was a $0.15 loss.

As we look forward to 2008, we expect the loss for MARTIN + OSA to be less than 2007, and before we talk about specific items throughout the year, we need to give the first quarter a chance to evolve here, and then we will come back to you in more specifics throughout the year.

Michelle Clark - Morgan Stanley - Analyst

Great, thank you.

Operator

Our next question comes from the line of Liz Dunn with Thomas Weisel Partners. Please proceed with your question.

Liz Dunn - Thomas Weisel Partners - Analyst

Hi, good morning. My question relates to operating margins. The first quarter guidance implies a pretty significant decline in operating margin. Where do you think operating margins settle here?

I mean where should they bottom out, if you just sort of think about your history, having kind of gone from 9% operating margins to 21%, and then now kind of retreating here. I would imagine, I guess my question is, that some of the gains you have seen are more permanent in nature, tied to some of the technology, and others are a result of the improvement that you have made in the product. If you could just give us some sense of, if business continues to be tough, how far could operating margins fall? That would be great.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Okay, well, Liz, I don't want to forecast what operating margins will specifically be, but what I can tell you about the first quarter, is that our earnings guidance is largely about top line and gross margin performance. We positioned the business at a modest comp for Q1, and as Susan mentioned, Women's is trending below our expectation, and we have seen a fall-off in the bottoms business.

So, our view is that we will continue to drive the tools and the technologies that we have put in place, and we will continue on this initial position of conservative buys of our inventory, until the business trends turn to the positive. And first quarter, I would tell you also, it is an unusually high markdown and keep that in mind as you are thinking about your models going forward.

Liz Dunn - Thomas Weisel Partners - Analyst

Okay, thank you.

Operator

Our next question comes from the line of Kimberly Greenberger with Citigroup. Please proceed with your question.

Kimberly Greenberger - Citigroup - Analyst

Great, thank you. Good morning. Susan, I was just hoping you could expand on our comments about working toward a better balance between fashion basics. I think you said forward-fashion. If you could just help us understand what that means? And in terms of resurrecting the bottoms business here, when do you think we should start to see some improvement? And is it the skinny silhouette that you are going after in denim, or what sort of evolution would you expect in your denim business? Thanks.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Sure, Kimberly. Let me first address the question that you ask about better balance in the assortment. One of the things, and again in times like these, the best thing that we absolutely do is we are ultra, ultra customer-focused. And our girls and our guys tell us, they come to us for fashion essentials and the wardrobe builders. Those are largely our destination categories that we talked to you about. T-shirts, graphic tees, fleece, denim, those are essential categories that are wardrobe builders for our girl and guy.

And we are looking at protecting those, and then taking and making sure that those are just well-represented in every single assortment and collection that we do. And then we have the trend-forward piece that I spoke about that we are working even, I think more focused, and we have some better procedures in place, to make sure that the way that each collection is complemented, to innovate and make sure that our girl and guy have something to be excited about when they walk in, is well-represented, but in a balanced way within the assortment. I think an overreaction to trend or basics is not what American Eagle is about. It is about striking a great balance. So I think you will see much, much better execution from us on that front.

As it relates to the denim improvement, what is really happening in denim is you have the straight and skinnies. We have them, and I will tell you they are working. What I don't want to talk about too much in a proprietary nature is where we are going. But I think it certainly goes without saying, there are some things happening in rises, leg shapes, and leg openings, that are different, and we started to see changes as early as really last Fall.

And as we started to work on our Back-to-School 2008 denim collections, we really started to dig deep, and I can just tell you, I couldn't be more pleased in Men's and Women's about the balance of fit, newness, and wash balance that will be represented for our Back-to-School assortment. So stay tuned for that. We are very excited.

Kimberly Greenberger - Citigroup - Analyst

Great, thanks, Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay, Kimberly.

Operator

Our next question comes from the line of Jennifer Black with Jennifer Black and Associates. Please proceed with your questions.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Good morning. I think these questions are for both Susan and for Jim. I wondered if you could talk about raw material costs and transportation costs, and then my second question is your response to the new Lucy bra at aerie, and also your value offer on your panties, which appears to be significantly better than the competition? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Susan, why don't you take the merchandise piece?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay, all right, certainly. Hi there, Jennifer.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Hi, Susan.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Hi, listen, our Lucy bra that we launched a few weeks back, what I can tell you is our reception to that bra has been quite good, and I think that one of the most important things on that front, is that the bra business, I would say, is a bit ahead of our expectations, in terms of how it is contributing to the overall aerie business.

One of the very important things in running a great bra business, is we must continue to innovate, and launch new ideas to our girl on a regular basis. And you will continue to see the success of what the Lucy bra did. We will be periodically introducing newness throughout the rest of this year, which we are very pleased about.

As it relates to the value in our panties, we run a day-in/day-out value. It is either a 4 for $20, or 5 for $25. We pulse both of those, depending on the time period. Obviously you can do the math. It is the same cost to the customer per panty.

And then what we do do is because newness and prints are such an important and vibrant part of the aerie business, our exit strategy, we run a very fun event called 'Undies in a Bunch.' You will see us move in to that over the next few days actually, and that has proved to be a very successful clearance strategy toward the back part of a quarter, as we move and get ready to introduce newness, in prints, color, and pattern, for a new panty collection. So I think what you are referring to, Jennifer, would be that 'Undie in a Bunch' promotion, and that is an important thing that we pulse as part of the undie business.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay. Jennifer, as it relates to raw materials, interesting that you brought it up, in that for the very first time at American Eagle, we actually have hired someone who oversees all of our raw material procurement, not only for current assortments, but also looking out in a forward way, as to where it is advantageous to place advanced orders in raw materials, so that we can gain and leverage some costs in the future. Right now, raw materials have not proven to be a problem. We don't see dramatic increases. There are some increases in cotton that you may be picking up on, but we continue to look, and try to leverage where we can across the world.

As it relates to transportation, I think we do a pretty good job of balancing ocean to air, and that primarily continues to be a very formidable expense control area, and what we are seeing right now, is we haven't seen dramatic increases in our ocean contracts, nor in our air contracts. Air freight has gone up somewhat due to fuel, but we are leveraging more on the ocean side, and as I stated earlier, we will continue to maximize the ocean ratio to air, and that is due partially because of the enablers that we have put into our supply chain, that we are able to have our product tracked in a much more formidable way and schedule the shipping via ocean versus air, and it has proved to be a very instrumental piece to our expense control and margin improvement.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay, thank you. Can I just ask a follow-up? Did you guys mention what kind of a comp you need to leverage your SG&A?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Yes, Jennifer. We said that given some of the cost reduction initiatives that we anticipate, we believe that that will look like a flat comp.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay, thanks a lot, Joan.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

For the year. That is on an annual basis, Jennifer.

Jennifer Black - Jennifer Black & Assoc. - Analyst

Okay, thanks a lot, and good luck. Thanks.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks, Jennifer.

Operator

Our next question comes from the line of Stephanie Wissink of Piper Jaffray. Please proceed with your question.

Stephanie Wissink - Piper Jaffray & Co. - Analyst

Thanks, I just have a couple. Joan, first can you talk a little bit about the planned American Eagle store openings? What is the expected on a net basis, and then how do the new and remodel stores compare in size to the chain average?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Let me take that, Jennifer. As far as new stores for American Eagle, is that what your question is?

Stephanie Wissink - Piper Jaffray & Co. - Analyst

Yes, please.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Okay, approximately somewhere between 35 and 40. We are being very selective at this particular point in the lifecycle of the American Eagle brand, as it relates to new stores. I do not want to dilute the real estate portfolio by taking locations that do not fit the overall profile that we have established here. So we will be a little more conservative. But I think right now what I have seen from lifestyle centers that do not impact stores, current stores that are in proximity of the lifestyle center, they seem to be the most proficient at this particular time. There aren't that many malls being built, so that really reduces the overall opportunities for the mall business.

As it relates to remodels, our remodel initiative over the last several years has been extremely productive. Remodels actually pay for themselves over a 16-month period, and they are very profitable. We see an upside of over 40%. They continue to comp, although very modestly, from where they have been, but the overall productivity, as I mentioned, has really been still quite good, and we continue to be, we will be very aggressive in looking at our remodels. Probably at American Eagle we will remodel somewhere around 50 stores this year.

Stephanie Wissink - Piper Jaffray & Co. - Analyst

How about on closings, can you give us an update on planned closings what your net openings would be, and how about the store size, as you speak to those lifestyle centers?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Closings, we close somewhere between 3 and 4 stores a year. I think we will be looking at somewhere on the lower side there, probably around 3. As far as size for American Eagle, our prototype size right now is about 6,500 square feet. In the lifestyle centers, they take on exactly the same footprint, although lifestyle centers overall operating pro formas are actually more beneficial, because you are paying less expense than you would in a mall, because of your CAM charges that you don't incur, and your build-out cost because of some store front issues, is a little bit less than you incur in the mall.

So overall, there are some economic advantages to these lifestyle centers. The most important piece to understand, and be able to be comfortable with, is to ensure that they do not impact a store that you already have open in proximity. We try to maintain around a 5-mile minimum radius between stores.

Stephanie Wissink - Piper Jaffray & Co. - Analyst

That is helpful, thank you. Okay, Joan and Susan, I want to go back to Liz's earlier question. How much sales pressure can you offset by the systems, and possibly the differences in your inventory philosophies today? I think we are all looking back at that 2001-2003 period when sales slowed, margins compressed quite dramatically. Can you compare and contrast possibly the systems, philosophy differences between that period then and now, today looking ahead?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I am probably better equipped to address that, since I was here, and we can't pin any of that on Joan. We want to give her credit for the good, for the initiatives that are beneficial. Back in 2002 and 2003, we really didn't have as much traction as it relates to the tools, some of the merchandise tools, which would be in the areas of planning, size profiling, markdown optimization. So, these are levers for offsetting some of the down trends, but their only ability is to offset a minimal piece of it.

You still need the top line growth. You still need to balance inventory, and we still need the merchandise margin to come in at a cadence that we have budgeted, and hopefully we forecast as we move forward in a particular season. But yes, they are levers, and when all things move in a favorable direction, the top line, the merchandise margin, and then have you these levers, then you have those record kind of years that we have had in the previous three or four years.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Next question, Anthony?

Operator

Our next question comes from the line of Lauren Levitan with Cowen and Company. Please proceed with your question.

Lauren Levitan - Cowen and Co. - Analyst

Thanks. Susan, I was hoping you could clarify a little further on some of your denim comments. Have you been able to test and see the reaction of some of these new rises and washes and styles that will be in store for Back-to-School? Could you also remind us of when the percent of business peaks for denim, and how much the denim liquidation or changeover that you are currently executing, how much of that will impact not only first quarter gross margins, but we expect that to also impact going into second quarter.

And then separately for Joan, you said that, I just was hoping you could clarify some of your balance sheet comments. You said the current cash position was $368 million. I'm assuming you are including, actually I am hoping you will tell us what you are including in that, if that is a March snapshot and that has got both the longer-term securities and shorter-term securities, and what you would consider to be a minimum level of cash and cash equivalents that you would want to keep on the balance sheet, to operate the business, and what that means for availability for continuation of share repurchase? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. All right. Jim, do you want me to go first?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Yes.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

All right. Hi there, Lauren. Let me take your question on denim. First of all, I would like to reiterate that we are very proud and respectful of the fact that we are the #1 market share player in denim for 15 to 25-year-old men and women. And with that being really such a foundation of what this brand is built on, and the market share play that we have, we are extremely disciplined, and very, very strategic about how we plan out our 12-month cycle of the way that we run our denim business.

With that being said, as I mentioned in my prepared remarks, we started last September seeing some cycle changes, even though we had quite a good Back-to-School in denim, and really a back half of the year in denim was good and largely regular price, we were seeing some things from a trend standpoint, and under the covers of our business, start to cycle through and change. And we began to start moving our wheels and getting in motion at that point. Okay.

So the one thing I want to mention about the current business as it relates to some of the denim top line business, the capri and the petal business is a part of our business, which is a spring-side business opportunity. And I will just tell you that at American Eagle and from what I am hearing across the industry, that is very much a downtrending business. The impact of that July and forward is little to none. So that, the impact of what that is doing to the denim top line is a Q1-Q2 issue. Okay.

As it relates, you mentioned, with some of the new trends, our testing strategies. We will continue always to listen to the customer in this brand, and we have a very sophisticated testing strategy that we have, and we actually cycle through two different rounds of tests in going out to the customer, and getting their feedback on things as we see them emerge, before we make our changes for a Back-to-School line. And that work has been done. We have a lot of excellent information on body, silhouette, and wash, which have all been incorporated into our Back-to-School 2008 denim line.

And then just to summarize when will we see this improve. The markdown impact is mostly and largely on Q1. In this business when we have any kind of softness, we address it head-on and quickly and swiftly. And most of that will be addressed in Q1. The top line impact of Q2 will still be felt from a sales perspective, and we see June actually, we are starting to bring in some newness in the month of June and we see we should start to come out of this at that time.

Lauren Levitan - Cowen and Co. - Analyst

So when you reference 100% newness for Back-to-School, does that suggest that all of the body types that have been introduced over the last couple of years, are those names that customers have become familiar with, are those eliminated and replaced with new?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

That is a very good question. Let me address it separately. On the Men's side, some of our current systems and fits that you see in our assortment continue, but there will be newness in fit, and in fit systems on the Men's side. Then on the Women's side, you will see a bit of continuation of a current fit or two evolving into the assortment, and next Back-to-School, but largely our fit systems will be new.

Lauren Levitan - Cowen and Co. - Analyst

Thanks. That is really helpful.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Sure, Lauren.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Lauren, with respect to the cash balance, the $368 million that I referred to is liquid cash, and that is current cash that we have today. The update that I gave you on the auction rate securities is that today, we have roughly $372 million in auction rate on the balance sheet.

In terms of the cash flow, the $368 million is well above our cash flow needs here in the spring season certainly, and we see that in a couple hundred million range, and that as we go throughout the year, that growth for us, as you know, as we enter into the back half of the year. So we are in a very liquid state.

Lauren Levitan - Cowen and Co. - Analyst

Thanks very much, and good luck.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Thank you.

Operator

Our next question comes from the line of Linda Tsai with MKM Partners. Please proceed with your question.

Linda Tsai - MKM Partners - Analyst

Hi, I have a question for Joan and Susan. Joan, in regards to your comments about cost reductions, you mentioned store payroll as an area of opportunity for streamlining complexities to provide a better customer experience. What sort of processes does that entail? And then for Susan, what kind of changes can we see in the accessories business for Back-to-School?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Joan, do you want to go first?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Sure, Susan. With respect to the store payroll, Linda, what we have in our store is, we have certainly a store labor matrix that we can adjust to the performance of each store, and we can do that in a very nimble way. And so we will continue to evolve what we call that ladder or matrix, and leverage that to provide good customer service, but also maintain a good balance of selling payroll expense.

But also in the store, there are many processes and operations with respect to floor sets and back room operation, and Jim spoke to some of the changes in supply chain and technology that enable us, through POS, as an example, changes there, enable us to pull down some of these non-productive hours, and eliminate costs from our store. So it is a big opportunity for us, and we see it as a critical initiative going forward.

Linda Tsai - MKM Partners - Analyst

Are you providing any kind of incentives for the store associates?

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

No, we are not, Linda.

Linda Tsai - MKM Partners - Analyst

Okay.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

We run contests for periods of times, Linda, but no commissions, if you will.

Linda Tsai - MKM Partners - Analyst

All right.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. All right. Linda, I will take the accessory question. You know, first of all, I would like to say accessories is very much a customer-focused strategy for us, and much like aerie was, quite honestly, three or four years ago. And our customers, quite honestly, they tell us that they want to buy AE accessories from us and it is an important way for us to extend our lifestyle, in many aspects of what the AE brand is all about.

So we certainly remain passionate about the potential of accessories. We are committed to building that business over the long-term, and the other thing I do want to mention is that currently Women's accessories are under 10% of their business, and the current impact is minimal, but the future growth potential is quite significant, and we remain committed. We have some, a current team in place that we have confidence in, and we are excited with some of the ideas that we are currently working on.

Linda Tsai - MKM Partners - Analyst

And just one follow-up.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Sure.

Linda Tsai - MKM Partners - Analyst

What kind of feedback are you getting from your customers as it relates to, like, logo items? Are you seeing that change at all from the past?

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Well, you know what, that is actually an interesting question that you bring up. And because of our positioning and our leadership position with our brand, and with our customers, things that are logoed are very well-received, really from our entire target range of 15 to 25. There are some of our graphics that resonate on the younger side of that, and some of our graphics that resonate on the higher end of that. And we are very aware as we have this ongoing dialogue with our customer of how to position both of those within an assortment.

And the other thing that we are very encouraged by as it relates to the logo on accessories is with the graphic tee business uptrending and coming back, there is a lot of innovation about new ways to reinvent the logo business on our handbags, and we are excited about that as we think about our Back-to-School business.

Linda Tsai - MKM Partners - Analyst

Thank you. Good luck.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Sure.

Operator

Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone. Susan, can you talk a little bit about what you see is the compelling opportunities in the core AE assortment, and also in terms of the MARTIN + OSA assortment, how you are feeling there? And just lastly, given the expansion of aerie, what do you see as the productivity drivers there? Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Dana, could you repeat the first part of your question?

Dana Telsey - Telsey Advisory Group - Analyst

The opportunities in the assortment in the core American Eagle and MARTIN + OSA.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Okay. Certainly. First of all, you really asked about three of the brands, so let me address them separately. The core American Eagle assortment is going to be very much about sticking to the cornerstones of what we built this business on. And #1, the quality/value equation, we need to turn the volume up, so that we are getting credit for the hard work that we do. And I will be honest with you, I would put our quality/value equation up against anybody out there in our space, and between that and impactful key item presentations, we need to capitalize and leverage our leadership position in our space, and that is the biggest opportunity with the AE brand as we sit right now.

As it relates with MARTIN + OSA, and some of our work there, the biggest thing there was really getting out a message that was well understood, in terms of what this brand stands for. And I believe for those of you who have gone into the store, I think the leadership team there has done a great job, really resonating and bringing to life and filling the gap, in what we believe is significant white space out there for the 28 to 40-year-olds. What we find casual is, taking our man and our woman, from their weekends to their evenings, to their dinners and clothing that fits that lifestyle, I think you will come in and see much more of a balance of sport to refined casual, and that is the biggest opportunity.

But at the end of the day, we need to sell key items, and there needs to be a clear and concise presentation. And that, I believe, we have turned the corner on. And I think you will come in and see a much more succinct interpretation of what this brand can be. Certainly still a work in progress, but we are seeing encouraging signs of improvement within the MARTIN + OSA brand.

And then as it relates to aerie, aerie was born from a boy brief many years ago, and we knew the undie business was going to be a force, and I think that probably, we are pleased about that, in combination with what has happened in the bra business.

And then you round it all out, in terms of our girls lifestyle and the dorm wear, and some of the other fun factors that will be product extensions within that brand, but the aerie brand, you know, when you think about our standalone environments, I think the thing that is most exciting, is the fact that our standalone environments are, as Jim told you, many of them are really close to $400 a square foot in productivity. They are meeting our profitability targets, and that really is born from assortments that I think get better and better with each season that we do.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you.

Susan McGalla - American Eagle Outfitters Inc - President, Chief Merchandising Officer

Sure.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Okay. Anthony, we will take one more question at this point.

Operator

Okay. Our next question comes from the line of Lorraine Maikis, Merrill Lynch & Company. Please proceed with your question.

Lorraine Maikis - Merrill Lynch - Analyst

Hi, thank you. Good morning. Looks like you have taken the number of American Eagle openings and remodels down, versus your expectation for 2008 in the third quarter. I was just wondering why the CapEx guidance has not come down, and where you expect the delta to be spent? Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Lorraine, I am not sure that that is correct on the remodels. I believe we said 50 remodels for '07, and I believe we achieved, I think we achieved 51, if I am not mistaken. So what we allocated towards our remodel program, I believe that we hit our target.

Lorraine Maikis - Merrill Lynch - Analyst

Sorry, Jim, I was talking about the fiscal 2008 expectations that you had presented in the third quarter versus what you are presenting today.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Oh, I am sorry. The remodels were always pegged at 50, and basically we are trending towards at least 50, based on as late as yesterday, where I met with all of our real estate reps, and reviewed some 76 transactions, of which a number of them were under the remodel heading.

So I don't see that CapEx will be influenced downward by any reduction in remodels, nor would I think it is going to be increased, beyond what we have forecasted for '08, and that we will probably do again around 50 remodels.

Lorraine Maikis - Merrill Lynch - Analyst

Okay. The press release says 35 to 40 for 2008.

Joan Hilson - American Eagle Outfitters Inc - EVP, CFO, AE Brand

Lorraine, it is Joan. And when we look at the CapEx for 2008, what we are investing in, to your point, is new store openings and remodels, and we are also investing in infrastructure to support our growth initiatives, which includes DC projects, and then I referred to the new POS rollout, which is also a part of 2008. We expect these major infrastructure initiatives to be in place and complete for 2008.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Let me help you a little, Lorraine, because the release of the 35 or so, is more or less a placeholder. The bigger picture right now in the entire real estate environment, is that I think you are all probably very aware that there have been a number of retailers that are downsizing, or eliminating or whatever, and so opportunities are becoming available now, that we did not foresee. In fact, Joan and company, our financial team, have not been privy to this.

These have just come up over the last handful of weeks, probably a month now, that a number of opportunities have come up where the landlords are sitting with additional space or potentially additional space, and offering that space to tenants, such as ourselves, and with the brand importance that we resonate within a shopping center, I am faced with some decisions that I think are very opportunistic, and that we are taking some locations that probably weren't ready for remodels that relates to a calendar, but we are going to take advantage and where we can, have the landlord participate in any additional expense, but we are going to move forward, because it is opportunistic, and I feel it is the right decision to make at this particular time.

But again, I still expect that our forecast on our CapEx to be between $250 and $275, not to be higher than $275, but it should be somewhere in that range between $250 and $275, with remodels, because of their productivity and the profitability, we would be very remiss in not taking advantage of opportunities presented to us. I hope that answers your question.

Lorraine Maikis - Merrill Lynch - Analyst

Thank you.

Judy Meehan - American Eagle Outfitters Inc - VP, IR

Okay. Well, thank you everyone for participating today. Our next announcement will be our March sales, which we will report on Thursday, April 10th. So that concludes our call for today. Thank you.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Thanks everyone.

Operator

This concludes today's teleconference. Thank you for your participation.